EXHIBIT A


                   GREENBRIER PARTNERS, LTD.

                 LIMITED PARTNERSHIP AGREEMENT

                  Dated as of October 16, 1985

(Including revisions dated January 1, 1988; March 29, 1989;
January 1, 1991; and October 15, 1994.)

     The undersigned (herein called the "Partners") hereby agree to form, and hereby form as of the day and year first above written, a limited partnership (herein called the "Partnership"), pursuant to the Texas Uniform Limited
Partnership Act, which shall be governed by and operated pursuant to the terms and provisions of this Limited
Partnership Agreement (herein called the "Agreement").  The
Partners hereby agree that the Partnership shall adopt the Texas Revised Limited Partnership Act as its governing law as of the filing of a certificate of amendment with the Secretary of State of the State of Texas making such election.



                           ARTICLE 1

                       GENERAL PROVISIONS

     SECTION 1.01.  PARTNERSHIP NAME.  The name of the
Partnership, and the name under which it shall do business, shall be GREENBRIER PARTNERS, LTD.

     SECTION 1.02.  FISCAL YEAR.  The fiscal year of the
Partnership (herein called the "fiscal year") shall end on December 31.

     SECTION 1.03. LIABILITY OF PARTNERS. The names of all of the Partners and the amounts of their respective contributions to the Partnership (herein called "Capital Contributions") are set forth in a schedule entitled "Schedule of Capital Contributions" (herein called the "Schedule") which is attached hereto and made a part of this Agreement.

     The Partner who is designated in Part I of the Schedule as the General Partner (herein called the "General Partner") shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership attributable to any fiscal year during which he is or was the General Partner of the Partnership.
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     Those Partners who are designated in Part II of the
Schedule as Limited Partners (herein called the "Limited Partners") and former Limited Partners shall be liable for the repayment and discharge of all debts and obligations of the Partnership attributable to any fiscal year during which they are or were Limited Partners of the Partnership only to the extent of their respective interests in the Partnership in the fiscal year to which any such debts and obligations are attributable and shall not otherwise have any liability in respect of the debts and obligations of the Partnership.

     The Partners and all former Partners shall share all losses, liabilities or expenses suffered or incurred by virtue of the operation of the preceding paragraphs of this
Section 1.03 in the proportions of their respective
Partnership Percentages for the fiscal year to which any debts or obligations of the Partnership are attributable up to the limit of their respective interests in the Partnership for such fiscal year.

     As used in this Section 1.03, the terms "interests in the Partnership" and "interest in the Partnership" shall mean with respect to any fiscal year and with respect to each Partner (or former Partner) the Liquidating Share that such Partner (or former Partner) would have received (or in fact did receive) pursuant to the terms and provisions of
Section 8.03 on withdrawal from the Partnership as of the end of such fiscal year.

     Notwithstanding any other provision in this Agreement, in no event shall any Limited Partner (or former Limited Partner) be obligated to make any additional contribution whatsoever to the Partnership, or have any liability for the repayment and discharge of the debts and obligations of the Partnership (apart from his interest in the Partnership) except that a Limited Partner (or former Limited Partner) may be required for purposes of meeting his obligations under this Section 1.03 to make additional contributions up to, but in no event in excess of, the aggregate amount of the withdrawals actually received by him from the Partnership during or after the fiscal year to which any debt or obligation is attributable.

     As used in this Agreement, the terms "former Limited Partner" and "former Partner" refer to such persons as hereafter from time to time cease to be Limited Partners and Partners respectively pursuant to the terms and provisions of this Agreement.

     SECTION 1.04.  PURPOSES OF PARTNERSHIP.  The
Partnership is organized for the following objects and purposes:

          (a)  to invest and trade, on margin or
     otherwise, in capital stock, preorganization certificates and subscriptions, warrants, bonds, notes, debentures, whether subordinated, convertible or otherwise, trust receipts and other securities of whatever kind or nature of any person, corporation, government or entity whatsoever, whether readily marketable or not, and in rights and options relating thereto, including put and call options written by the Partnership or by others (all such items being called herein a "Security" or "Securities"), to sell Securities short and cover such sales, to invest in currencies and financial futures, including financial futures relating to certificates of deposit, commercial paper, mortgages, U. S.
     Treasury Bills, U. S. Treasury Bonds and stock indexes, and to lend funds or properties of the Partnership, either with or without security;

          (b)  to enter into, make and perform, all
     contracts and other undertakings, engage in all activities and transactions and to incur expenses on behalf of the Partnership as the General
     Partner may deem necessary or advisable to the carrying out of the foregoing objects and purposes, including without limitation:

                    (i)  to purchase, hold, sell,
          exchange, transfer, mortgage, pledge and otherwise acquire and dispose of and exercise all rights, powers, privileges and other incidents of ownership, or possession with respect to Securities;

                    (ii) to acquire a long
          position or a short position with
          respect to any Security and to make
          purchases or sales increasing,
          decreasing or liquidating such position
          or changing from a long position to a
          short position or from a short position
          to a long position, without any
          limitation as to the frequency of the
          fluctuation in such positions or as to
          the frequency of the changes in the
          nature of such position;

                    (iii)     to purchase
          Securities and hold them for investment;

                    (iv) to borrow or raise
          moneys, and, from time to time without
          limitation as to amount or manner and
          time of repayment, to issue, accept,
          endorse, and execute promissory notes,
          drafts, bills or exchange, warrants,
          bonds, debentures and other negotiable
          or non-negotiable instruments and
          evidences of indebtedness, and to secure the payment of such or other obligations of the Partnership by mortgage upon, or hypothecation or pledge of, all or part of the property of the Partnership, whether at the time owned or thereafter acquired;

                    (v)  to maintain for the
          conduct of Partnership affairs one or
          more offices and in connection therewith rent or acquire office space, engage personnel, whether part-time or full time, and do such other acts and incur such expenses as the General Partner may deem necessary or advisable in connection with the maintenance and administration of such office or offices;

                    (vi) to engage independent
          attorneys, accountants or such other
          persons as the General Partner may deem
          necessary or advisable.

     SECTION 1.05.  PROHIBITED PURPOSE OF PARTNERSHIP.  The
Partnership shall not:

          (a)  not applicable;

          (b) invest or trade in, purchase or sell, sell short or

     cover any commodity or commodities contract;
     provided, however, that the prohibition in this
     Section 1.05(b) shall not apply to investments in currencies and financial futures, including financial futures relating to certificates of deposit, commercial paper, mortgages, U. S.
     Treasury Bills, U. S. Treasury Bonds and stock indexes; or

          (c)  engage in brokerage transactions in
     which the General Partner or any of his affiliated companies will receive brokerage fees or commissions.

     SECTION 1.06. ASSIGNABILITY OF INTEREST. A Partner may not assign his interest in whole or in part to any person except by last will and testament or by operation of law, and any such attempted assignment shall be void; provided, however, that nothing contained herein shall limit the rights of any Partner to take the following actions:

     (a) A Partner may mortgage, hypothecate or pledge his interest with the prior written consent of the General Partner and any such mortgage, hypothecation or pledge which is in writing and signed by the Partner with his signature guaranteed by a bank or a member firm of the New York Exchange and accompanied by such written consent of the General Partner shall be conclusive proof to any lender of the authority of such Partner to take such action. Any purchaser at a foreclosure sale shall have all the rights, subject to all obligations that the previous owner of said interest in the Partnership may have had.

     (b) A Limited Partner may, at his own expense and with the prior written consent of the General
     Partner, assign his Partnership interest:

                    (i)  to other Limited
          Partners;

                    (ii) to entities controlled by
          said Limited Partner;

                    (iii)     to a trustee for the
          benefit of said Limited Partner and/or
          said Limited Partner's immediate family, provided, however, that the Limited
          Partner, a member of his immediate
          family or such other person or entity as may be acceptable to the General Partner shall be the trustee of such trust; or

                    (iv)      to a member of said
          Limited Partner's immediate family.

     If the interest of a Limited Partner is assigned pursuant to this subparagraph (b), the assignee shall become a Substituted Limited Partner in his place only with the consent of the General Partner and no other Limited Partner need consent to such substitution in order to render it effective;
     provided, however, that said assignee shall:

                    (i)  Execute and swear to such
          instruments as the General Partner may
          deem necessary or advisable to effect
          the admission of such person as a
          Substituted Limited Partner;

                    (ii) Assume all obligations of
          the Limited Partner, as such, for whom
          he is being substituted; and

                    (iii)     Pay for all expenses
          incurred by the Partnership in
          connection with such person's becoming a Substituted Limited Partner.

          All other steps shall be taken which, in the opinion of the General Partner, are reasonably necessary to admit such person as a Substituted
     Limited Partner, including the filing for record with the Secretary of State of an Amended
     Certificate of Limited Partnership, and such person shall thereupon become a Substituted
     Limited Partner and consistent therewith shall enjoy all of the rights and duties incident to the interest with respect to which the substitution has occurred; provided, however, that neither the assignment of an interest of a Limited Partner, nor the admission for an assignee as a Substituted
     Limited Partner, shall relieve the assignor of any duties or obligations as such theretofore incurred except to the extent provided in a writing signed by the parties to said assignment and the General
     Partner.

          (c)  Notwithstanding the foregoing to the
     contrary, the General Partner will not permit any assignment to any party, the assignment to which would result in the General Partner being or becoming a "plan fiduciary" within the meaning of the Employee Retirement Income Security Act of
     1974 ("ERISA").

     SECTION 1.07.  ELECTION OF TEXAS REVISED LIMITED
PARTNERSHIP ACT. The General Partner shall take all actions required to reconstitute the Partnership as a limited partnership under the Texas Revised Limited Partnership Act, and shall have power to make any elections available to the Partnership or the General Partner thereunder.

     SECTION 1.08.  INVESTMENTS IN CERTAIN ENTITIES.  Each
Partner agrees to notify the General Partner of such Partner's being or becoming a director, officer, or ten percent (or more) shareholder of any publicly held business or economic entity and, upon written request of any such Partner, the Partnership will not invest or trade in, purchase or sell, sell short or cover, or sell "against the box" any Securities issued by any such publicly held business or economic entity of which the Partner is a director, officer, or ten percent (or more) shareholder.



                           ARTICLE II

                   MANAGEMENT OF PARTNERSHIP

     SECTION 2.01. MANAGEMENT GENERALLY. The management of the Partnership shall be vested exclusively in the General Partner. The Limited Partners shall have no part in the management of the Partnership, and shall have no authority or right to act on behalf of the Partnership in connection with any matter except as may be provided for in Section
8.01 hereof.

     SECTION 2.02. AUTHORITY OF PARTNERS. The General Partner shall have the power by himself on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in subparagraphs (a) and (b) of Section 1.04, and to perform all acts and enter into and perform all contracts and other undertakings which he may deem necessary or advisable or incidental thereto, including without limitation, the power to:

          (a) conduct accounts with brokers, including margin accounts and accounts holding securities in street name;

          (b)  open, maintain, and close bank accounts
     and draw checks or other orders for the payment of monies;

          (c)  lend, with or without security, any of
     the funds or properties of the Partnership and from time to time without limit as to amount, borrow or raise funds and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Partnership;

          (d)  do any and all acts on behalf of the
     Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, firm, corporation or other entity, including, without limitation the voting of securities, the negotiation and payment of commissions in amounts in excess of any so-called minimum commission, participation in arrangements with creditors, the institution of suits and administrative proceedings and other like or similar matters;

          (e) act and incur expenses for and on behalf of the Partnership in all matters incidental to the foregoing;

          (f)  to make any tax elections allowable
     under the Code on behalf of the Partnership; and

          (g)  to appoint any person, including the
     General Partner, as registered agent of the Partnership and to determine the registered office and principal office of the Partnership.

     SECTION 2.03. RELIANCE BY THIRD PARTIES. Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner to the effect that he is the General Partner and upon the power and authority of the General Partner as herein set forth.

     SECTION 2.04.  ACTIVITY OF GENERAL PARTNER.  The
General Partner hereby agrees to use his best efforts in connection with the purposes and objects of the Partnership and shall diligently and faithfully devote to such purposes and objects his time and activity during normal business days and hours as he in his discretion shall deem necessary for the management of the affairs of the Partnership, provided however, that nothing contained in this Section
2.04 shall preclude the General Partner from acting, consistent, however, with the foregoing and with Section
1.05 (a), as a director, officer or employee of any corporation, a trustee of any trust, or an executor or administrative official of any other business entity; or from participating in profits derived from the investments of any such corporation, trust estate, partnership or other business entity or person; or from engaging in any other business or having other business interests.

     SECTION 2.05. EXCULPATION. The General Partner shall not be liable to any other Partner or the Partnership for honest mistakes of judgement or for losses due to such mistakes or to the negligence, dishonesty or bad faith of any employee, broker or other agent of the Partnership, provided that such employee, broker or other agent was selected, engaged or retained by the General Partner with reasonable care. The General Partner may consult with counsel and/or accountants in respect of Partnership affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advise or opinion of such counsel or accountants, provided that they shall have been selected with reasonable care.

     SECTION 2.06. INDEMNIFICATION OF GENERAL PARTNER. The Partnership shall indemnify and hold harmless the General Partner and/or his legal representatives, from and against any loss or expenses suffered or sustained by him, by reason of the fact that he is or was a General Partner of the Partnership, including without limitation any judgement or settlement made by the General Partner upon advice of counsel or with the consent of a majority in interest of the Limited Partners, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding, provided such loss or expense resulted from an honest mistake of judgement on the part of the General Partner, or from action or inaction taken in good faith for a purpose which the General Partner reasonably believed to be in the best interest of the Partnership.



                          ARTICLE III

                          DEFINITIONS

     SECTION 3.01.  DEFINITIONS.  Unless the context
requires otherwise, the following terms have the meanings specified in this paragraph:

     Net Profits: The net profit of the Partnership for each fiscal year, consisting of Ordinary Taxable Income or Loss for the fiscal year, Unrecognized Capital Gain or Loss with respect to a Security for the fiscal year and the Recognized Capital Gain or Losses with respect to the disposition of a Security for the fiscal year.

     Net Losses: The net loss of the Partnership for each fiscal year, consisting of Ordinary Taxable Income or Loss for the fiscal year, Unrecognized Capital Gain or Loss with respect to a Security for the fiscal year and the Recognized Capital Gain or Losses with respect to the disposition of a Security for the fiscal year.

     Ordinary Taxable Income or Loss: The net taxable income or loss of the Partnership for federal income tax purposes for each fiscal year from whatever source derived
(including those items required to be separately stated under Section 702 (a)(1) through (7) of the Code), excluding, however, taxable gain or loss arising from the purchase or sale of a Security.

     Partnership Percentage:  Each Partner's Partnership
Percentage shall initially be determined by dividing such Partner's capital contribution by the aggregate capital contributions of each of the Partners. As of the first day of each fiscal year the Partnership Percentages shall be redetermined as follows:

          (a)  If an existing Partner makes an
     additional capital contribution or an additional
     Partner is admitted into the Partnership as of the last day of the previous fiscal year, the Partnership Percentage of the existing Partner shall be increased by, and the Partnership
     Percentage of the newly admitted Partner shall be, the fraction obtained by dividing such capital contribution by the net fair market value of the assets of the Partnership as determined pursuant to Section 5.04 hereof, including the amounts contributed by the new or existing Partner, and the Partnership Percentages of all other Partners shall be decreased accordingly in proportion to their Partnership Percentages (immediately prior to such adjustment);

          (b) If a Partner makes a withdrawal pursuant to Section 6.02 or total withdrawal pursuant to
     Section 8.02 or 8.04 as of the last day of the previous fiscal year, the Partnership Percentage of a Partner making a partial withdrawal shall be the fraction obtained by dividing (i) such Partner's Partnership Percentage (immediately prior to such withdrawal) times the net fair market value of Partnership assets prior to the withdrawal as determined pursuant to Section 5.04 hereof, less the amount distributed to such Partner, by (ii) the net fair market value of Partnership assets after the withdrawal as determined pursuant to Section 5.04 hereof, and the Partnership Percentages of the other Partners shall be increased in accordance with their Partnership Percentages (immediately prior to such withdrawal).

The sum of the Partnership Percentages shall equal 100 percent (100%). The Partnership Percentages shall be set forth in a schedule which shall be filed with the records of the Partnership within 90 days of the beginning of each fiscal year. The General Partner shall initially commit to the Partnership an amount equal to 1% of the total Partnership Capital and shall contribute an amount upon the admission of additional Limited Partners which will cause the General Partner's Partnership Percentage to equal at least 1%.

     Recognized Capital Gains or Losses: With respect to any Security disposed of by the Partnership for any fiscal year, the difference between (i) the amount realized from such disposition and (ii) the value of the Security as of the first day of the fiscal year on which such disposition occurs, or the adjusted basis of such Security in the case of Securities acquired during the fiscal year of disposition.

     Unrecognized Capital Gain or Loss: With respect to each Security held by the Partnership on the last day of the fiscal year, the difference between the fair market value on such date and the fair market value on the last day of the preceding fiscal year.



                           ARTICLE IV

            ALLOCATION OF NET PROFITS AND NET LOSSES

     SECTION 4.01.  ALLOCATION OF NET PROFITS AND NET
LOSSES.  Except as otherwise provided in this Agreement, Net
Profits or Net Losses for each fiscal year shall be allocated as follows:

          (a)  Each Limited Partner shall be allocated
     a share of the Net Profits equal to 80% of his Partnership Percentage or shall be allocated a share of Net Losses equal to 100% of his Partnership Percentage.

          (b) The General Partner shall be allocated a share of the Net Profits or Net Losses equal to 100% of his Partnership Percentage.

          (c)  The remaining Net Profits shall be
     allocated to the General Partner.

          (d)  Notwithstanding the foregoing to the
     contrary, Net Profits in the fiscal year immediately following a year in which the Partnership experiences a Net Loss shall be allocated to the Partners in accordance with their Partnership Percentages up to the amount of such Net Loss previously allocated, and thereafter in accordance with Sections 4.01(a) through 4.01(c).

     SECTION 4.02.  ALLOCATION FOR FEDERAL INCOME TAX
PURPOSES. Income or loss of the Partnership for federal income tax purposes shall be allocated in each fiscal year in the following manner:

          (a)  Ordinary Taxable Income or Loss of the
     Partnership shall be allocated among the General
     Partner and the Limited Partners, as a class, in the same proportion as they are allocated Net
     Profit or Net Loss in such fiscal year pursuant to
     Section 4.01.  Among the Limited Partners, as a
     class, Ordinary Taxable Income or Loss shall be allocated pro rata based on the ratio that the Partnership Percentage of each Limited Partner bears to the aggregate Partnership Percentages of the Limited Partners.

          (b) Gains and losses from the disposition of securities for any fiscal year shall first be allocated to each Partner in a manner which takes into account the difference between the adjusted tax basis of property disposed of by the Partnership and the book value of such property at the time such Partner acquired its interest in the Partnership, as required pursuant to Treas. Reg.
     1.704-1(b)(4)(i). Any remaining portion of such gain or loss shall be allocated in accordance with
     Section 4.01.

     SECTION 4.03. SPECIAL ALLOCATIONS. Notwithstanding any provision of this Agreement to the contrary, no Partner shall be allocated any item of loss or deduction which would cause or increase a deficit balance in the Capital Account of such Partner unless such allocation has substantial economic effect within the meaning of Section 704(b) of the Code. Any item of loss or deduction not allocated to a Partner due to the application of the preceding sentence shall be allocated to those Partners entitled to receive allocations of loss or deduction hereunder pro rata in proportion to their relative Partnership Percentages.

     SECTION 4.04.  FEDERAL INCOME TAX ALLOCATIONS.
Anything contained herein to the contrary notwithstanding, there shall first be allocated to each Limited Partner with a deficit capital account in excess of any obligation by the Limited Partner to restore such deficit balance, resulting from any adjustment, allocation or distribution described in Treasury regulations 1.704-1(b)(2)(ii)(d)(4), (5), or (6), such Limited Partner's allocable share of all Partnership gross income up to the amount by which such deficit capital account balance exceeds such Limited Partner's obligation to restore such deficit balance.



                           ARTICLE V

                  CAPITAL ACCOUNTS OF PARTNERS

     SECTION 5.01. CAPITAL CONTRIBUTIONS. Each Partner has paid or conveyed by way of contribution to the Partnership cash equal to the amount set forth opposite such Partner's name in Parts I and II of the Schedule. Additional contributions in cash may be made by Partners only in accordance with the provisions of Section 5.02.

     SECTION 5.02. CAPITAL ACCOUNTS. There shall be established for each Partner on the books of the Partnership a Capital Account which for the fiscal year during which such Partner was admitted shall be an amount equal to his Capital Contribution subject to Section 5.01 hereof. The General Partner may also own an interest in the Partnership as a Limited Partner, both individually and through his affiliated corporation, Rowe & Company, Inc., and in such case the General Partner shall have two Capital Accounts, one for his General Partner's interest and one for his individual Limited Partner's interest. The Capital Account for the Limited Partnership interest of Rowe & Company, Inc. shall be kept in the same manner as all other Limited Partner Capital Accounts.

     Additional contributions of cash may be made by any Partner only as of the first day of any fiscal year of the Partnership and must be received by the Partnership no later than the first day of such fiscal year; provided, the Partnership may require not less than 30 days' notice thereof specifying the amount and nature of the additional contributions. The General Partner shall have the right to accept or decline to accept any such additional contribution whether or not such notice is given.

     SECTION 5.03.  ADJUSTMENTS TO CAPITAL ACCOUNTS.  Each
Partner shall have a capital account (the "Capital Account") which shall be increased and decreased in accordance with the Treasury Regulations under Section 704(b) of the Internal Revenue Code of 1986.

     SECTION 5.04.  VALUE OF SECURITIES.  For purposes of
determining the value of securities, securities which are listed on a national securities exchange shall be valued at their closing sales prices on the trading day immediately prior to or on the date of determination, or if no sales occurred on such trading day, at the mean between the "bid" and "asked" prices on such trading day. Securities which are not listed shall be valued at their last closing "bid" prices if held "long" by the Partnership and their last closing "asked" prices if held "short" by the Partnership.
Securities which are in the form of put or call options shall be valued at their fair market value. All other
Securities shall be assigned such value as the General
Partner may determine and such value, as well as all other values assigned to Securities by the General Partner pursuant to this paragraph of this Section 5.04 shall be final and conclusive as to all of the Partners.

     SECTION 5.05.  DETERMINATION BY GENERAL PARTNER OF
CERTAIN MATTERS. All matters concerning the valuation of Securities, the allocation of profits, gains and losses among the Partners including their taxable status, any elections permitted or required pursuant to the Internal
Revenue Code, including the Section 754 election, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner on a fair and equitable basis (subject where appropriate, to generally accepted accounting principles, except in the treatment of organizational expenses, as recommended by the accountant for the Partnership) whose determination shall be final and conclusive as to all of the Partners.



                           ARTICLE VI

                     WITHDRAWAL OF CAPITAL

     SECTION 6.01. LOANS AND WITHDRAWALS IN GENERAL. No Partner shall be entitled to withdraw any amount from his Capital Account other than upon his withdrawal from the Partnership, death or insanity, except as provided in
Section 6.02. The Partnership may, but shall not be required to make loans to any Limited Partner, which do not mature beyond the end of the fiscal year in which they are made and which bear interest at a rate determined by the General Partner, provided, however, that the aggregate loans outstanding to any Limited Partner in any fiscal year shall not exceed forty percent (40%) of the Capital Account of such Partner.

     SECTION 6.02. WITHDRAWALS. Each Partner shall have the right at the end of any fiscal year commencing with the first fiscal year of the Partnership to withdraw any amount out of his Capital Account upon 30 days' notice prior to the end of such year stating the amount to be withdrawn; provided, however, that the Capital Account of the requesting Partner will not by such withdrawal (including any amounts deducted pursuant to the second paragraph of this Section 6.02) be reduced to less than zero.

     Any withdrawal pursuant to Section 6.02 shall be subject to a charge not in excess of 2% of the amount thereof as the General Partner may determine to cover costs of selling Securities in order to effect payment of such withdrawal, and such expense shall be specially allocated to the Capital Account of such withdrawing Partner.

     SECTION 6.03. LIMITATIONS ON WITHDRAWAL. The right of any Partner to withdraw any amount from his Capital Account pursuant to the provisions of this Article VI is subject to the provision by the General Partner for all Partnership liabilities in accordance with Section 17 of the Texas Uniform Limited Partnership Act and for reserves for contingencies.



                          ARTICLE VII

                   ADMISSION OF NEW PARTNERS

     SECTION 7.01.  NEW PARTNERS.  The General Partner may
at the beginning of any fiscal year admit one or more new
Partners subject only to the conditions that:

          (a)  each such new Partner shall execute
     anappropriate supplement to this Agreement pursuant to which he agree to be bound by the term and provisions hereof:

          (b)  each such new Partner, if he shall be
     admitted as a General Partner, shall have been approved in writing by a majority in interest of the Limited Partners. Admission of a new Partner shall not be a cause for dissolution of the Partnership.

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                         ARTICLE VIII

           WITHDRAWAL, DEATH OR INSANITY OF PARTNERS

     SECTION 8.01.  WITHDRAWAL, DEATH, ETC. OF GENERAL
PARTNER. The General Partner may, upon 30 days' prior notice, withdraw from the Partnership at the end of any fiscal year commencing with the first fiscal year of the Partnership. The withdrawal, death or insanity of the General Partner shall dissolve the Partnership. The
Partnership shall terminate and a majority in interest of the Limited Partners may select one or more persons to wind up the affairs of the Partnership in due course and discharge the functions exercised by the General Partner under Section 9.02 subject to Section 2.05 and Section 2.06 hereof.

     In the event of the death or insanity of the General Partner or the giving of notice of withdrawal by the General Partner, the interest of the General Partner shall continue at the risk of the Partnership business until the affairs of the Partnership have been wound up in due course.

     If the General Partner becomes disabled and remains so disabled for more than 15 consecutive days, the Limited Partners may by a vote of a majority in interest select one or more persons to perform the functions of the General Partner during the period of disability; but if the disability continues for 90 days from the date on which the General Partner becomes disabled, the Partnership shall in any event terminate. Prior to the selection by a majority in interest of the Limited Partners of one or more persons to perform the functions of the General Partner, pursuant to this paragraph, a person or persons designated by prior appointment by the General Partner may perform such functions.

     The person designated by prior appointment by the General Partner to function as General Partner shall be entitled to all of the powers of the General Partner and to the benefit of Section 2.05 and 2.06 and shall be paid a reasonable fee as determined by the General Partner and reimbursed for his reasonable expenses.

     For purposes of this Section 8.01, the General Partner is "disabled" if because of disease or injury he is rendered unable to perform his duties as General Partner under this Agreement.

     SECTION 8.02. WITHDRAWAL, DEATH, ETC., OF LIMITED PARTNER. A Limited Partner may, upon 30 days' prior notice withdraw from the Partnership at the end of any fiscal year commencing with the first fiscal year of the Partnership. The withdrawal, death or insanity of a Limited Partner shall not dissolve the Partnership.

     In the event of death or insanity of a Limited Partner of the giving of notice of such Limited Partner shall continue at the risk of the Partnership business until the last day of the fiscal year in which such event takes place (herein called the "year of determination") or earlier termination of the Partnership. If the Partnership is continued after the expiration of the year of determination, such Limited Partner or his legal representatives shall be entitled to receive within 60 days of the end of such fiscal year, in accordance with Section 8.03, the Liquidating Share of such Limited Partner as of the end of the year of determination. The interest of a Limited Partner who serves notice of withdrawal, dies or becomes insane or the interest of the legal representatives of such Limited Partner shall not be included in calculating a majority in interest of the Limited Partners under Section 7.01, Section 8.01 and
Section 11.04.

     SECTION 8.03.  PAYMENT OF LIQUIDATING SHARE.  The
Liquidating Share of a withdrawing, deceased or insane
Partner shall be an amount equal to the Capital Account of such Partner as adjusted at the end of the fiscal year to reflect adjustment to the Capital Account pursuant to
Section 5.03.

     The Liquidating Share shall be subject to a charge not in excess of 2% of the amount thereof as the General Partner may determine to cover the costs of selling Securities in order to effect payment of such Liquidating Share, and such expense shall be specially allocated to the Capital Account of such withdrawing Partner.

     SECTION 8.04. REQUIRED WITHDRAWALS. In the event that at the beginning of any fiscal year the Capital Account, as adjusted to reflect all year end adjustments pursuant to
Section 5.03 for the prior year, of any Limited Partner shall be less than one percent (1%) of the aggregate amount of Capital Accounts of all Partners (including such Limited Partner), then, in such event, the General Partner, at any time during the course of that fiscal year and upon ten (10) days' written notice to said Limited Partner, may (but shall not be obligated to) effect the withdrawal of such Limited Partner according to the following procedure:

          (a)  The General Partner, under such
     circumstances, shall first have the option to acquire for his own account and at his own expense the Partnership interest of said Limited Partner by payment to said Limited Partner of an amount equal to:

                    (i)  the Capital Account of
          such Limited Partner at the beginning of the current fiscal year as adjusted to reflect that Limited Partner's
          Partnership Percentage of any Net
          Profits or Losses, and net recognized or unrecognized capital gains or losses for the current fiscal year to the date of the required withdrawal, less the amount of any loans to or withdrawals by said
          Limited Partner pursuant to Sections
          6.01 and 6.02 hereof, since the
          beginning of the current fiscal year;
          plus

                    (ii) two percent (2%).

          (b)  If the General Partner chooses not to
     purchase for his own account the interest of such Limited Partner, then a withdrawal of such Limited
     Partner shall be effected by the General Partner on behalf of the Partnership and at the Partnership's expense by payment to the Limited
     Partner of an amount equal to the Capital Account of such Limited Partner at the beginning of the current fiscal year as adjusted to reflect that Limited Partner's Partnership Percentage of any
     Net Profits or Losses and net recognized or unrecognized capital gains or losses for the current fiscal year to the date of the required withdrawal, less the amount of any loans to or withdrawals by said Limited Partner pursuant to Sections 6.01 and 6.02 hereof since the beginning of the current fiscal year.

          (c)  Upon any such payment either pursuant to
     (a) or (b)above, such Limited Partner shall be deemed to have withdrawn from the Partnership as of the date of such payment and such Limited
     Partner shall have no interest in the profits or losses of the Partnership for the fiscal year in which payment is made to him pursuant to this paragraph of this Section 8.04. The interest of any Limited Partner in the Partnership may be terminated as of the end of any fiscal year if determined by the General Partner to be in the best interest of the Partnership upon notice to that effect to such Partner at least 30 days prior to the end of such year. Such notice of termination and exclusion shall have the same effect as a notice of withdrawal by such Partner pursuant to Section 8.02 and the Limited Partner receiving such notice shall be treated for all purposes and in all respects as a Partner who has given notice of withdrawal.

     SECTION 8.05. LIMITATIONS ON WITHDRAWAL OF LIQUIDATING SHARE. The right of any withdrawn, deceased or insane Partner or his legal representative to have distributed the Liquidating share of such Partner pursuant to this Article VIII is subject to the provision by the General Partner for all Partnership liabilities in accordance with Section 17 of the Texas Uniform Limited Partnership Act and for reserves for contingencies which reserves shall be held in escrow. The unused portion of any reserve shall be distributed, with interest at the rate of 5% per annum from the end of such fiscal year to the date of payment, after the General Partner shall have determined that the need therefor shall have ceased.



                           ARTICLE IX

            DURATION AND TERMINATION OF PARTNERSHIP

     SECTION 9.01.  DURATION.  The Partnership shall
continue for a period of forty years from the day and year first above written unless sooner terminated pursuant to
Section 8.01 or, at any time, by decision of the General
Partner. In the case of dissolution of the Partnership for any cause, whether or not specified in this Agreement, the Partnership business may be continued by the General
Partner.

     SECTION 9.02.  TERMINATION.  On termination of the
business of the Partnership, the General Partner shall, out of the Partnership assets, make distribution in the following manner and order:

          (a)  to payment and discharge of the claims
     of all creditors of the Partnership who are not Partners;

          (b) to payment and discharge pro rata of the claims of all creditors of the Partnership who are Partners; and

          (c)  to the Partners in the relative
     proportions that their respective Liquidating
     Shares bear to each other.

     SECTION 9.03.  METHOD OF DISTRIBUTIONS.  Distributions
made pursuant to subparagraphs (a) and (b) of Section 9.02 shall be made solely in cash. All other distributions and/or withdrawals made pursuant to this Agreement shall be made in cash or marketable Securities or both, as the General Partner may in his discretion determine.

                           ARTICLE X

                      REPORTS TO PARTNERS

     SECTION 10.01. INDEPENDENT AUDITORS. The books of account and records of the Partnership shall be kept at the discretion of the General Partner and shall be audited as of the end of each fiscal year by the independent certified public accountants selected by the General Partner.

     SECTION 10.02.  REPORTS TO CURRENT PARTNERS.  Within 60
days of the end of each fiscal year, the independent certified public accountants selected by the General Partner shall prepare and mail to each Partner a report setting forth as of the end of such fiscal year:

               (a)  a balance sheet of the
          Partnership;

          (b) the Net Profits or Net Losses for such fiscal year;

          (c)  the Unrecognized Capital Gains or
Unrecognized Capital Losses

                for such fiscal year;

          (d)  the net recognized capital gains or net
recognized capital losses for such fiscal year;

               (e)  such Partner's beginning
          Capital Account for the  succeeding
          fiscal year; and

               (f)  such Partner's Partnership
          Percentage for the  succeeding fiscal
          year.

     SECTION 10.03. REPORTS TO CURRENT AND FORMER PARTNERS. In addition, within 60 days of the end of each fiscal year, the independent certified public accountants selected by the General Partner shall prepare and mail to each Partner (or his legal representatives) to the extent necessary a report setting forth in sufficient detail such transactions effected by the Partnership during such fiscal year as shall enable such Partner (or his legal representatives) to prepare their respective Federal Income Tax Returns in accordance with the laws, rules and regulations then prevailing.

     SECTION 10.04.  INTERIM REPORTS.  In addition, at least
every 90 days, the General Partner will provide interim reports with respect to the progress of the Partnership.



                           ARTICLE XI

                         MISCELLANEOUS

     SECTION 11.01. EXPENSES. The Partnership shall bear the preorganization expenses of the Partnership and the General Partner. The General Partner's ascertainment of any expenses incurred by him on behalf of the Partnership shall be conclusive.

     SECTION 11.02. GENERAL. This Agreement (i) shall be binding on the executors, administrators, estates, heirs, and legal successors of the Partners; (ii) shall be governed by, and construed in accordance with, the laws of the State of Texas; and (iii) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart as of the date and year first above written, provided, however, that each separate counterpart shall have been executed by the General Partner and that the several counterparts, in the aggregate, shall have been signed by all of the Partners.

     SECTION 11.03. POWER OF ATTORNEY. Each of the undersigned does hereby constitute and appoint Frederick E. Rowe, Jr., as his true and lawful representative and attorney-in-fact, in his name, place and stead to make, execute, sign and file a Certificate of Limited Partnership of the Partnership, any amendment thereof required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Partnership or in the Capital Contributions of the Partners and all such other instruments, documents, and certificates which may from time to time be required by the laws of the United States of America, the State of Texas or any other state in which the Partnership shall determine to do business, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership.

     Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities.

     SECTION 11.04. AMENDMENTS TO PARTNERSHIP AGREEMENT. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of a majority in interest of the Limited Partners and the written consent of the General Partners insofar as is consistent with the laws governing this Agreement, provided, however, that, without the specific consent of each Partner affected thereby, no such modification or amendment shall (i) reduce the capital account of any Partner or his rights of contribution or withdrawal with respect thereto; (ii) change by way of increase the General Partner's share of Net Profits and Recognized or Unrecognized Capital Gains; or (iii) amend this Section 11.04, and provided, further that without the consent of the Limited Partners (iv) the General Partner may amend the Schedule to reflect changes validly made in the membership of the Partnership and the Capital Contributions of the Partners.

     SECTION 11.05. NOTICES. Each notice relating to this Agreement shall be in writing and delivered in person or by registered or certified mail. All notices to the Partnership shall be addressed to its principal office and place of business. All notices addressed to a Partner shall be addressed to such Partner at the address set forth in the Schedule. Any Partner may designate a new address by notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail to the proper address or delivered in person.

     SECTION 11.06. USE OF NAME. The Partnership shall have the right to use the name of the General Partner. If an additional General Partner is admitted to the Partnership pursuant to Section 7.01(b), the term "General Partner" shall include one or more General Partners unless the context otherwise requires.

     SECTION 11.07.  GOOD WILL.  No value shall be placed on
the name or good will of the Partnership.

     SECTION  11.08.  HEADINGS.  The titles of the Articles
and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.


     IN WITNESS WHEREOF, the undersigned have hereto, set their hands and seals as of the day and year first above written.



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Frederick E. Rowe, Jr., General Partner


                              ---------------------------------
                              Limited Partner


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                              (Address)

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                              (Social Security Number)